Exhibit 10.21

SEPARATION AGREEMENT
AND GENERAL RELEASE OF CLAIMS

THIS SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS (“Agreement”) is entered into by and between Stephen E. Recht, his heirs, successors, assigns, agents or representatives of any kind (collectively, “Employee”) and Shutterfly, Inc., its officers, directors, stockholders, investors, assigns, attorneys, agents, independent contractors, employees, predecessors, successors, affiliates or other representatives of any kind (collectively, the “Company”).  This Agreement will become effective on the eighth day after it is signed by Employee (the “Effective Date”), provided that Employee has not revoked this Agreement (by written notice to Doug Appleton, Vice President, Legal at the Company) prior to that date in accordance with the revocation terms contained herein.

RECITALS

A. Employee is employed by the Company as its Chief Financial Officer pursuant to the terms of an offer letter dated June 23, 2004 (the “Offer Letter”).

B. Employee’s employment relationship with the Company shall be terminated without cause.

C. In accordance with the Offer Letter, Employee is entitled to certain severance benefits in exchange for signing this Agreement.  In addition, Employee shall be provided with additional severance benefits not set forth in the Offer Letter.

Accordingly, in consideration of the terms, conditions and covenants contained herein, the parties agree as follows:

1. Termination of Employment; Transition Period.  Employee’s employment relationship with the Company shall be terminated as of the earlier of (a) February 9, 2008, or (b) the date he enters into a working relationship as an employee, independent contractor, consultant, or other type of worker in exchange for compensation of any kind (the “Termination Date”), subject to the following provisions:

(a) Through the Termination Date, Employee will provide continued employment services to the Company to transition his work to the new Chief Financial Officer for the Company, as requested by the Company (the “Transition Period”).

(b) In the event Employee enters into a working relationship as an employee, independent contractor, consultant, or other type of worker in exchange for compensation of any kind during the Transition Period, he must notify the Company and the Termination Date will be as of the date of such notice.

2. Severance Benefits.  As of the Termination Date, Employee will be paid all final wages and accrued, unused paid time off that Employee earned during his employment with the Company through the Termination Date in accordance with applicable law.

In addition to these mandatory payments and benefits, upon the Termination Date (provided the Employee has not terminated this Agreement prior to February 9, 2008 and Employee is not in breach of this Agreement), Employee shall receive the following severance benefits:

(a) Severance payment.  A severance payment in the amount of Two Hundred Fifty Thousand Dollars ($250,000.00), which is equal to twelve (12) months’ pay at Employee’s final base pay rate, and less applicable withholding taxes and regular deductions, payable in a lump sum within three (3) days following the Termination Date, but no earlier than eight (8) days following Employee’s execution of this Agreement, provided that Employee has not revoked this Agreement.

(b) Accelerated Stock Vesting.  Employee shall vest in such additional number of shares as would have vested in the twelve (12) months following the Termination Date.

(c) Bonus.  In the event that the Company pays bonuses to the senior executive officers of the Company , and provided that Employee is providing satisfactory performance in accordance with this Agreement, Employee shall receive his year-end bonus payment pro-rata with the other senior executive officers, payable in a lump sum no later than three (3) days following the Termination Date, but no earlier than eight (8) days following Employee’s execution of this Agreement, provided that Employee has not revoked this Agreement.

(d) COBRA premiums.  If Employee is covered under the Company’s group health plan as of the Termination Date and he timely elects to continue his group coverage pursuant to federal/state law (COBRA), the Company will reimburse Employee upon submission of written proof of premium payment for six (6) months of the applicable COBRA premiums as COBRA is provided in accordance with the terms of the applicable plans and the law, beginning on the first of the month following Company’s receipt of Employee’s COBRA election notice until the earlier of (i) the date Employee becomes covered under another group or individual health plan, or (ii) the last day of the six-month period described herein.  Employee shall at all times be responsible for making his premium payments pursuant to COBRA in order to maintain such coverage, and the Company shall not be responsible for making any direct payments to any health care or insurance provider on behalf of Employee.

Employee further understands that the severance benefits set forth in Sections 2(a)-(d) above shall be provided contingent upon Employee’s execution of and compliance with the terms of this Agreement.  Employee understands and acknowledges that he shall not be entitled to any payments or benefits from the Company other than those expressly set forth in this Section 2, and that he would not be entitled to the payment and benefits set forth in Sections 2(a)-(d) above in the absence of signing this Agreement

3. General Release.

In consideration of the severance compensation and benefits to be paid to Employee pursuant to Section 2(a)-(d) above, Employee and his heirs, successors, assigns, agents or representatives of any kind fully release the Company, its officers, directors, stockholders, investors, assigns, attorneys, agents, independent contractors, employees, predecessors, successors, affiliates or other representatives of any kind (the “Released Parties”) of and from any and all claims, liabilities, obligations, demands, actions and causes of action, whether now known or unknown, that Employee now has, or at any other time had, or shall or may have against those Released Parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the Effective Date of this Agreement.

This release includes specifically but not exclusively and without limiting the generality of the foregoing, any claims of breach of contract, wrongful termination, retaliation, fraud, defamation, infliction of emotional distress or discrimination based upon national origin, race, age, sex, sexual orientation, disability or other personal characteristic protected by state and federal law or any other form of discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination In Employment Act of 1967, as amended, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Fair Employment and Housing Act, the California Labor Code or any other applicable state or federal law.  However, this Release is not intended to bar any claims that, by statute, may not be waived, such as claims for workers’ compensation benefits, unemployment insurance benefits, and any challenges to the validity of Employee’s release of claims under the Age Discrimination in Employment Act of 1967, as amended, as set forth in this Agreement.

Employee acknowledges that he has read section 1542 of the Civil Code of the State of California, which states in full:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Notwithstanding Section 1542, Employee agrees that this Agreement shall act as a release of all past and future claims that may arise from or related to his employment or termination from employment with the Company, whether such claims are currently known or unknown, foreseen or unforeseen, contingent or absolute.  Employee intentionally and specifically waives any rights he may have under the provisions of Section 1542, as well as under any other statutes or common law principles of similar effect, and assumes full responsibility for any injuries, damages, losses or liabilities that he may hereafter incur with respect to such claims.

4. No Assignment or Transfer; No Voluntary Participation in Claims.  Employee represents and warrants that there has been no assignment or other transfer of any interest in any claim that he may have against the Company and agrees to indemnify and hold the Company harmless from any liabilities, claims, demands, damages, costs, expenses and attorneys’ fees incurred by the Company as a result of any assertion of assignment or transfer.

Employee agrees that he shall not voluntarily participate in any claim, action, complaint, or lawsuit considered or brought against the Company, and that he shall not encourage or solicit other persons or entities to consider or bring any claim, action, complaint, or lawsuit against the Company, at any time, now or in the future.  Nothing in this section shall prohibit Employee from responding to a valid subpoena or other order of a court or agency with appropriate jurisdiction to compel his response.

5. Review / Revocation Period.

(a) Employee acknowledges and agrees that (i) Employee has read and understands the terms of this Agreement; (ii) Employee has been advised in writing to consult with an attorney before executing this Agreement; (iii) that Employee has obtained and considered such legal counsel as Employee deems necessary; (iv) that Employee has been given up to twenty-one (21) days to consider whether or not to enter into this Agreement (although Employee may elect not to use the full 21-day period at Employee’s option); and (v) that by signing this Agreement, Employee acknowledges that Employee does so freely, knowingly, and voluntarily.

(b) This Agreement shall not become effective or enforceable until the eighth day after Employee signs this Agreement.  Employee may revoke Employee’s acceptance of this Agreement within seven (7) days after the date Employee signs it.  Employee’s revocation must be in writing and received by Doug Appleton, Vice President, Legal at the Company by 5:00 p.m. Pacific Time on the seventh day following his execution of this Agreement in order to be effective.  If Employee does not revoke his acceptance within the seven (7) day period, Employee’s acceptance of this Agreement shall become binding and enforceable on the Effective Date and the benefits described above shall become due and payable in accordance with Section 2.

6. Confidentiality.

(a) Employee acknowledges and agrees that he shall continue to be bound by and comply with the terms of the proprietary rights, assignment of inventions and/or confidentiality agreements between the Company and Employee.

(b) Employee agrees that he shall not directly or indirectly disclose any of the terms of this Agreement to anyone other than his immediate family, financial advisors or legal counsel, except as such disclosure may be required for accounting or tax reporting purposes or as otherwise may be required by law.

(c) Employee understands and agrees that he may not use or disclose the Company’s confidential and proprietary business information learned in the course of his employment with the Company for his own benefit or for the benefit of any other person or entity.

7. Return of Employer Property.  On or before the Termination Date, Employee will return to the Company, in good working condition, all Company property and equipment that is in Employee’s possession or control, including, but not limited to, any files, records, computers, computer equipment, passwords, cell phones, credit cards, keys, programs, manuals, business plans, financial records, and all documents (and any copies thereof) that Employee prepared or received in the course of his employment with the Company.

8. Non-Disparagement; No Defamation.  Company and Employee agree that they will not, at any time in the future, make any critical or disparaging statements about the other (in the case of Employee, he shall not disparage the Company, its products, services, employees or other agents or representatives), unless such statements are made truthfully in response to a subpoena or other legal process.

9. Nonsolicitation of Employees and Customers.  Employee agrees that for a period of one (1) year following the Termination Date, he will not, either on his own behalf or on behalf of another person or entity, by using or disclosing the trade secrets or confidential, proprietary, or business information of the Company: (a) solicit or take away employees, independent contractors or consultants of the Company for the purpose of hiring them or encouraging them to refrain from working for the Company; or (b) solicit or take away suppliers or customers of the Company or encourage them to refrain from doing business with the Company.  Notwithstanding the foregoing, nothing prevents Employee from soliciting business from any supplier or customer of the Company that is unrelated to the business conducted by the Company.

10. Attorney’s Fees.  In the event of any legal action relating to or arising out of this Agreement, the prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in that action.

11. No Admission of Liability.  Employee and the Company understand and acknowledge that this Agreement constitutes a compromise and settlement of disputed claims.  No action taken by the parties hereto, or either of them, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of truth or falsity of any claims heretofore made or (b) an acknowledgement or admission by either Party of any fault or liability whatsoever to the other party or to any third party.

12. Consult with Attorney.  Each party represents that it has been advised of his or its right to consult with an attorney and to seek legal representation of his or its choosing in the execution of this Agreement, and has carefully read and understands the scope and effect of the provisions of this Agreement.  Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

13. Miscellaneous.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, with the exception of any stock option agreements between the parties and any agreements described in Section 6(a) herein.  This Agreement may be modified or amended only with the written consent of Employee and an authorized officer of the Company, provided, however, that the Company may amend or modify this Agreement in order to comply with the provisions of Section 409A of the Internal Revenue Code, to the extent applicable.  No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

EMPLOYEE UNDERSTANDS THAT HE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT HE IS GIVING UP ANY LEGAL CLAIMS HE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT.  EMPLOYEE ACKNOWLEDGES THAT HE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE BENEFITS DESCRIBED HEREIN.

Dated: December 10, 2007	By: /s/ Stephen E. Recht Stephen E. Recht
Dated: December 10, 2007	SHUTTERFLY, INC. By: /s/ Jeff Housenbold Jeff Housenbold, President & CEO